Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees of Edward Jones Money Market Fund:

In planning and performing our audit of the financial statements of Edward Jones Money
Market Fund (the "Fund") as of and for the year ended
February 28, 2010, in accordance
with the standards of the Public Company Accounting O versight Board (United States), we considered the Fund's internal control over finan cial reporting, including controls over safeguarding securities, as a basis for designin g our auditing procedures for the purpose of expressing our opinion on the financial st atements and to comply with the requirements of Form N-SAR, but not for the purpose o f expressing an opinion on the effectiveness of the Fund's internal control over fin ancial reporting. Accordingly, we express no such opinion.

The management of the Fund is responsible for establi shing and maintaining effective internal control over financial reporting. In fulfil ling this responsibility, estimates and judgments by management are required to assess the ex pected benefits and related costs of controls. A company's internal control over financ ial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the
preparation of financial statements for external purpo ses in accordance with generally accepted accounting principles. A company's internal control over financial reporting
includes those policies and procedures that (1) perta in to the maintenance of records that, in reasonable detail, accurately and fairly reflect t he transactions and dispositions of the assets of the company; (2) provide reasonable assuranc e that the transactions are recorded as necessary to permit preparation of financial state ments in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are
being made only in accordance with authorizations of m anagement and directors of the company; and (3) provide reasonable assurance regardin g prevention or timely detection of unauthorized acquisition, use or disposition of a c ompany's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls m ay become inadequate because of changes in conditions, or that the degree of complianc e with the policies or procedures may deteriorate.

A deficiency in internal control over financial report ing exists when the design or operation of a control does not allow management or em ployees, in the normal course of performing their assigned functions, to prevent or dete ct misstatements on a timely basis.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonabl e possibility that a material misstatement of the company's annual or interim financ ial statements will not be prevented or detected on a timely basis.



Our consideration of the Fund's internal control over financial reporting was for the limited purpose described in the first paragraph and wo uld not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards
established by the Public Company Accounting Oversight
Board (United States).
However, we noted no deficiencies in the Fund's interna l control over financial reporting and its operation, including controls over safeguarding securities that we consider to be a
material weakness as defined above as of February 28, 2
010.

This report is intended solely for the information and use of management and the Board of Trustees of the Fund and the Securities and Exchang e Commission and is not intended to be, and should not be, used by anyone other than th ese specified parties.



Ernst & Young LLP

Boston, Massachusetts
April 21, 2010